As filed with the Securities and Exchange Commission on July 10, 2007
Registration No. 333-_____
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CHECKPOINT SYSTEMS, INC. (Exact name of registrant as specified in its charter)
______Pennsylvania  ____22-1895850_____
(State or other jurisdiction of (I.R.S. Employer
incorporation or organization) Identification No.

______101 Wolf Drive, Thorofare, New Jersey 08086___
(Address of Principal Executive Offices) (Zip Code)

Option Agreement Between Checkpoint Systems, Inc.
and David C. Donnan dated as of July 1, 2004
(Full title of the plan)

George W. Off
Chairman, President and Chief Executive Officer
Checkpoint Systems, Inc.
101 Wolf Drive
P.O. Box 188
Thorofare, NJ 08086
______________________________856-848-1800____________________________
(Name and address of agent for service including telephone number, including area code)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $.10 par value per share	133,334	$17.74(3)	$2,365,346	$72.62

(1) This registration statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2) This registration statement also covers common stock purchase rights, which are attached to and trade with the Common Stock. No additional consideration will be received by the registrant for the rights registered hereby.

(3) Pursuant to Rule 457(h)(1), for shares issuable under presently outstanding options, the price at which such options may be exercised has been used to determine the registration fee.

(4) Estimated solely for the purpose of determining the registration fee.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, previously filed by Checkpoint Systems, Inc. (the "Company") with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are hereby incorporated by reference in this registration statement, except as superseded or modified herein:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) the description of the Company’s common stock, par value $.10 per share (“Common Stock”), and description of the Company’s Common Stock Purchase rights (“Rights”), contained in the Company’s Registration Statements on Form 8-A filed with the Commission on October 8, 1993 and July 17, 1997, respectively, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of common stock registered hereby has been passed upon by John R. Van Zile, who serves as General Counsel of the Company. Mr. Van Zile has received and is eligible to receive grants under the Plans [NOTE: Company to confirm].

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), generally provides that a corporation shall have the power to indemnify its officers, directors, and other parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful. The BCL also permits a corporation to include in its bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law; provided, however, indemnification shall not be permitted in any case where the act giving rise to the claim for indemnification is determined by a court of law to have constituted willful misconduct or recklessness.

Article VII of the Company’s Bylaws generally provides for the indemnification of officers and directors of the Company for all actions taken by them or for all failures to take such actions to the fullest extent permitted by Pennsylvania law against expense, liability and loss; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Additionally, the Bylaws of the Company provide that the Company may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were officers or directors of the Company.

The Company also maintains directors’ and officers’ liability insurance coverage which insures directors and officers of the Company against certain losses arising from claims made, and for which the Company has not provided reimbursement, by reason of their being directors and officers of the Company or its subsidiaries.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description
5.1	Opinion of John R. Van Zile, General Counsel of the Company
10.1	Option Agreement between Checkpoint Systems, Inc. and David C. Donnan dated as of July 1, 2004
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of John R. Van Zile (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on attached signature page)

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (“1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thorofare, State of New Jersey, on this 10th day of July, 2007.

CHECKPOINT SYSTEMS, INC.

Date:	By:	/s/ W. Craig Burns

Title Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George W. Off and W. Craig Burns, and each of them, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ George W. Off	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 10, 2007

/s/ W. Craig Burns	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 10, 2007

/s/ Raymond Andrews	Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 10, 2007

/s/ William S. Antle III	Director	July 10, 2007

/s/ George Babich, Jr.	Director	July 10, 2007

/s/ David W. Clark, Jr.	Director	July 10, 2007

/s/ Harald Einsmann	Director	July 10, 2007

/s/ R. Keith Elliott	Director	July 10, 2007

/s/ Alan R. Hirsig	Director	July 10, 2007

/s/ Jack W. Partridge	Director	July 10, 2007

/s/ Sally Pearson	Director	July 10, 2007

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of John R. Van Zile, General Counsel of the Company.
10.1	Option Agreement between Checkpoint Systems, Inc. and David C. Donnan dated as of July 1, 2004
23.1	Consent of PricewaterhouseCooper LLP
23.2	Consent of John R. Van Zile (included in the opinion filed as Exhibit 5.1)